EXHIBIT 10.2

                     As Amended July 23, 1996

                    OAKWOOD HOMES CORPORATION
              EXECUTIVE INCENTIVE COMPENSATION PLAN

1.   Name:

     This plan shall be known as the "Oakwood Homes Corporation
Executive Incentive Compensation Plan" (the "Plan").

2.   Purpose and Intent:

     Oakwood Homes Corporation (the "Company") establishes this Plan effective November 15, 1995 for the purpose of providing certain of its senior executive officers with annual and long-term incentive compensation based on the performance of the Company measured by certain objective corporate financial performance criteria described herein. The intent of the Plan is to provide "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.   Definitions:

     For purposes of the Plan, the following terms shall have the following meanings:

     (a) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid
Treasury regulations thereunder.

     (b) "Committee" means all of the members of the Compensation Committee of the Board of Directors of the Company who are Outside Directors.

     (c)  "Common Stock" means the common stock of the Company.

     (d) "Covered Employee" with respect to a Plan Year or Performance Period, as applicable, means any key employee of the Company designated as such by the Committee in accordance with the provisions of paragraphs 5 and 6 below.

     (e) "Fair Market Value" of a share of Common Stock means "Fair Market Value" as defined in the Stock Plan.

     (f) "Net Income" means, with respect to a Plan Year, "net income" of the Company for such Plan Year determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Shareholders for such Plan Year.

     (g) "Outside Director" means an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code, subject to any applicable transition rules under Section 162(m) of the Code.

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     (h)  "Performance Period" means a period covering more than one (1)
Plan Year established by the Committee in accordance with the provisions of paragraph 6 below.

     (i) "Period of Restriction" means "Period of Restriction" as defined in the Stock Plan.

     (j) "Plan Year" means the fiscal year of the Company beginning October 1 and ending September 30.

     (k) "Pool" means a long term incentive compensation pool established under the provisions of paragraph 6 pursuant to a formula based on the level of Net Income for the applicable Performance Period.

     (l) "Restricted Stock" means "Restricted Stock" as defined in the Stock Plan.

     (m) "ROE" means, with respect to a Plan Year, the Company's "return on average common shareholders' equity" for such Plan Year determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Shareholders for such Plan Year.

     (n) "Stock Plan" means the Oakwood Homes Corporation Key Employee Stock Plan, as the same may be amended from time to time.

4.   Administration:

     The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

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5.   Annual Incentive Compensation:

     The Plan shall provide for annual incentive compensation payable in accordance with the provisions of this paragraph 5.
No later than December 30 of a Plan Year, the Committee shall determine (i) the Covered Employees who are eligible for annual incentive compensation for the Plan Year under this paragraph 5,
(ii) for each such Covered Employee, a target annual bonus and
(iii) a formula based on the Net Income for such Plan Year pursuant to which a given Covered Employee shall receive none, some, all or more than all of such Covered Employee's target annual bonus depending on the actual Net Income for such Plan Year. In that regard, the formula for determining the amount of a Covered Employee's annual incentive compensation under this paragraph 5, if any, for a Plan Year shall be a fixed formula that does not permit Committee discretion. Any annual incentive compensation payable to a Covered Employee under this paragraph 5 shall be paid in accordance with the provisions of paragraph 8.

6.   Long Term Incentive Compensation:

     The Plan shall provide for long term incentive compensation payable in accordance with the provisions of this paragraph 6.
No later than December 30 of any Plan Year during the term of this Plan, the Committee may in its discretion establish a Performance Period consisting of such Plan Year and one or more succeeding Plan Years. If a Performance Period is established, then at the time such Performance Period is established the Committee shall determine (i) the Covered Employees who are eligible for long term incentive compensation for the Performance Period under this paragraph 6, (ii) a formula for determining a Pool based on the Net Income of the Company for the Performance Period, (iii) a threshold level of ROE for the Performance Period below which no Pool shall be established and (iv) a formula for allocating among the Covered Employees for a Performance Period any Pool for such Performance Period. In that regard, (A) the formula for determining the amount of the Pool for a Performance Period and (B) the formula for allocating any Pool among the Covered Employees for the Performance Period shall be fixed formulas that do not permit Committee discretion. Any long term incentive compensation payable to a Covered Employee under this paragraph 6 shall be paid in accordance with the provisions of paragraph 8.

7.  Code Section 162(m) Provisions:

     (a) In accordance with Section 162(m)(4)(C)(iii) of the Code, prior to any payment under the Plan for a Plan Year or Performance Period, as applicable, the Committee shall certify in writing the attainment of the levels of Net Income and ROE under the formulas in effect under paragraphs 5 and 6 above for such Plan Year or Performance Period, as applicable, and the amount of

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annual incentive compensation and long term incentive
compensation, if any, payable pursuant to such formulas for such Plan Year or Performance Period, as applicable.

     (b) Notwithstanding any provision of the Plan to the contrary, in no event shall a Covered Employee be paid in cash more than (i) Two Million Five Hundred Thousand Dollars ($2,500,000) of annual incentive compensation for any Plan Year hereunder or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) of long term incentive compensation for each Plan Year comprising a Performance Period hereunder. See paragraph 8 below for provisions regarding restrictions applicable to shares of Restricted Stock payable in accordance with this Plan.

     (c) Notwithstanding any provision of the Plan to the contrary, the Committee in its sole discretion may reduce for any reason the amount of any annual incentive compensation or long term incentive compensation otherwise payable to a Covered Employee hereunder for a Plan Year or Performance Period, as applicable; provided, however, that no such reduction shall be made unless first recommended to the Committee by the Chief Executive Officer of the Company.

8.  Payment of Incentive Compensation:

     Any annual or long term incentive compensation payable hereunder to a Covered Employee shall be payable partly in cash and partly in shares of Restricted Stock in accordance with, and subject to, the provisions of this paragraph 8. At least ten percent (10%) of a Covered Employee's compensation payable hereunder, and if and as determined by the Committee up to fifty percent (50%) of such compensation, shall be payable in shares of Restricted Stock. The number of shares of Restricted Stock shall equal the number of whole shares of Common Stock that could be purchased with such compensation after applying either a twenty percent (20%) or thirty percent (30%) discount from the Fair Market Value of the Common Stock determined as of the last day of the applicable Plan Year (in the case of an annual incentive compensation award hereunder) or Performance Period (in the case of a long term incentive compensation award hereunder). The Covered Employee shall elect the applicable discount rate. If the Covered Employee elects the twenty percent (20%) discount rate, the Restricted Stock shall have a two (2) year Period of Restriction beginning as of the last day of the applicable Plan Year or Performance Period to which such compensation relates, and if the Covered Employee elects the thirty percent (30%) discount rate, the applicable Period of Restriction shall be four
(4) years beginning as of such date. Any shares of Restricted Stock to be issued to a Covered Employee hereunder shall be issued from the pool of shares available for issuance under the Stock Plan, shall be evidenced by an appropriate award agreement under the Stock Plan and shall be subject to any applicable

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limitations set forth in the Stock Plan regarding the number of shares which may be awarded to an individual under the Stock Plan in any given calendar year. Any cash payable hereunder shall be paid as soon as practicable following the end of the applicable Plan Year or Performance Period. Notwithstanding the foregoing, if a Covered Employee's employment with the Company and its affiliates is terminated for any reason (including death) by any party prior to the Covered Employee having received any cash or shares of Restricted Stock payable hereunder, the Covered Employee shall forfeit and have no further right to receive any such cash or shares of Restricted Stock. Any elections by a Covered Employee under this paragraph 8 which are intended to provide for a deferral of compensation shall be made by an irrevocable written election of the Covered Employee in such form and at such time as is approved by the Committee. Any amount payable hereunder shall be subject to applicable payroll and withholding taxes.

9.  Shareholder Approval:

     In accordance with Section 162(m)(4)(C)(ii) of the Code, the effectiveness of the Plan and of any annual or long term incentive compensation awarded hereunder is subject to the Plan's approval and ratification by the shareholders of the Company after disclosure to the shareholders of the Company of the material terms of the Plan, such approval and ratification to be obtained (i) on or before September 30, 1996 and (ii) at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

10.  Amendment, Modification and Termination of the Plan:

     The Board of Directors of the Company may amend, modify or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification or termination.

11.  Applicable Law:

     The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

12.  Miscellaneous:

     A Covered Employee's rights and interests under the Plan may not be assigned or transferred by the Covered Employee. To the extent the Covered Employee acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any

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kind or any fiduciary relationship between the Company and the
Covered Employee. Designation as a Covered Employee in the Plan shall not entitle or be deemed to entitle a Covered Employee to continued employment with the Company.

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